February 14, 1997

The Judge Group, Inc.
Two Bala Plaza - Suite 800
Bala Cynwyd, PA 19004


                  Re: Registration Statement on Form S-4 of up to 1,198,747 shares of Common Stock, par value $.01 per share

Ladies and Gentlemen:

         In connection with the registration statement under the Securities Act of 1933, as amended (the "Securities Act"), by The Judge Group, Inc., a Pennsylvania corporation (the "Company") of up to 1,198,747 shares (the "Shares") of its Common Stock, par value $.01 per share, the following opinion is furnished to you to be filed with the Securities and Exchange Commission (the "Commission") as Exhibit 5.1 to the Company's registration statement on Form S-4 (the "Registration Statement"). The Registration Statement will be filed with the Commission pursuant to Rule 462(b) of the Securities Act. It incorporates by reference the registration statement on Form S-4 (File No. 333-13753) which was declared effective by the Commission on December 23, 1996 (the "Original Registration Statement"). The Shares will be issued as consideration under the Agreement and Plan of Merger, dated October 4, 1996, by and among the Company, Judge Imaging Systems, Inc. ("JIS") and the Company's wholly-owned subsidiary, Judge Acquisition, Inc.

         We have acted as counsel to the Company in connection with the preparation and filing with the Commission of the Registration Statement and the Original Registration Statement, and we have examined the originals or copies, certified or otherwise identified to our satisfaction, of the Amended and Restated By-laws of the Company, resolutions of the Company's Board of Directors and shareholders, and such other documents and corporate records relating to the Company and the issuance of the Offered Shares as we have deemed appropriate. This opinion is based exclusively on the laws of the Commonwealth of Pennsylvania.

         On the basis of the foregoing, we are of the opinion that the Common Shares have been duly and validly authorized for issuance and, when issued in the manner described in the Registration Statement, will have been duly and validly issued, fully paid and non-assessable by the Company under the laws of the Commonwealth of Pennsylvania.

         We hereby consent to the reference to our firm under the caption "Legal Matters" in the prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. This does not constitute a consent under Section 7 of the Securities Act of 1933 since we have not certified any part of the Registration Statement and do not


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otherwise come within the categories of persons whose consent is required under
Section 7 or the rules and regulations of the Securities and Exchange
Commission.


Very truly yours,

/s/ Drinker Biddle & Reath
    ----------------------
    DRINKER BIDDLE & REATH